EXHIBIT A

PLAN OF MERGER

CYTATION.COM INCORPORATED
AND

CYTATION CORPORATION

     THIS PLAN AND AGREEMENT OF MERGER (hereinafter called "this Agreement"), dated as of February 11, 1999, is by and between CYTATION.COM INCORPORATED, a New York corporation (hereinafter referred to as "Cytation.com" and/or "Surviving Corporation"), and CYTATION CORPORATION, a Rhode Island corporation (hereinafter called "Cytation" and/or "Disappearing Corporation"), said corporations being hereafter sometimes collectively referred to as the "Constituent Corporations".


WITNESSETH:

     WHEREAS, Cytation.com is a corporation duly organized and existing under the laws of the State of New York, having been incorporated in 1966, and Cytation is a corporation duly organized and existing under the laws of the State of Rhode Island, having been incorporated in January 29, 1996; and

     WHEREAS, the authorized capital stock of Cytation.com consists of ONE HUNDRED MILLION (100,000,000) shares of .001 par value Common Stock, of which ONE MILLION TWO HUNDRED FOUR THOUSAND AND SEVENTY-SIX (1,204,076) shares are outstanding; and

     WHEREAS, the authorized capital stock of Cytation consists of ONE MILLION FIVE HUNDRED THOUSAND (1,500,000) shares of Common Stock, .01 par value, of which ONE MILLION TWO HUNDRED THIRTY-ONE THOUSAND FOUR HUNDRED AND NINETY-THREE (1,231,493) shares are outstanding; and

     WHEREAS, the Boards of Directors of the Constituent Corporations deem it advisable for the general welfare and advantage of the Constituent Corporations and their respective shareholders that the Constituent Corporations respectively desire to so merge pursuant to this Agreement and pursuant to the applicable provisions of the laws of the State of New York and Rhode Island;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereby agree, in accordance with the applicable provisions of the laws of the State of New York, that the Constituent Corporations shall merge, to wit: Cytation Corporation, a Rhode Island corporation, one of the Constituent Corporations, which is not a new corporation, and which shall cease its existence under the laws of the State of Rhode Island pursuant to the Merger (said corporation hereafter being sometimes called the "Disappearing Corporation"), and the terms and conditions of the Merger hereby agreed upon (hereafter called the "Merger") which the parties covenant to observe, keep and perform and the mode of carrying the same into effect are and shall be as hereafter set forth:

ARTICLE I

CONDITIONS

     The Merger shall be subject to the following conditions:

     (a)the approval of the boards of directors of both Constituent
Corporations;

     (b)the approval of the majority of shareholders of both Constituent Corporations.


ARTICLE II

EFFECTIVE TIME OF THE MERGER

     At the effective time of the Merger, the separate existence of Cytation shall cease and Cytation.com shall become the Surviving Corporation. Consummation of this Agreement shall be effected on the date on which a Certificate and Articles of Merger in substantially the form annexed hereto is filed in the office of the Secretary of State of the State of New York and State of Rhode Island, all after satisfaction of the respective requirements of the applicable laws of said state prerequisite to such filings.

ARTICLE III

GOVERNING LAW; CERTIFICATE OF INCORPORATION

     The laws which are to govern the Disappearing Corporation are the laws of the State of New York. The Certificate and Articles of Incorporation of Stylex Homes, Inc., the predecessor corporation to Cytation.com, as heretofore amended, shall, prior to the effective time of the Merger, be amended to the extent set forth in Paragraph Third of the Articles of Merger, attached hereto, to amend the name of Stylex Homes, Inc., as the Surviving Corporation, to Cytation.com Incorporated. As so amended, such Articles of Incorporation and Certificate of Incorporation shall remain in effect thereafter until the same shall be further amended or altered in accordance with the provisions thereof.


ARTICLE IV

BY-LAWS

     The By-Laws of Cytation.com, at the effective time of the Merger shall be the By-Laws of the Disappearing Corporation until the same shall be altered or amended in accordance with the provisions thereof.


ARTICLE V

DIRECTORS AND OFFICERS

     The Directors of the Disappearing Corporation at the effective time of the Merger shall be the Directors of the Surviving Corporation until their respective successors are duly elected and qualified. Subject to the authority of the Board of Directors as provided by law and the By-Laws of the Surviving Corporation, the officers of the Disappearing Corporation at the effective time of the Merger shall be the officers of the Surviving Corporation.

     Said Directors and officers of the Surviving Corporation will be identified in accordance with the present books and records of the Disappearing Corporation as follows:

     Name                    Age          Position


     Richard A. Fisher       52           Chairman of the Board and
                                          General Counsel

     Kevin J. High           34           President and Director

     Jai N. Gupta, Ph.D.     52           Director

     Michael W. Bryant       54           Director

     Mark Rogers             39           Director

     Nancy Gleason           43           Vice President of Marketing


ARTICLE VI

CONVERSION OF SHARES IN THE MERGER

     The mode of carrying into effect the Merger provided in this Agreement, and the manner and basis of converting the shares of the Constituent Corporations into shares of the Surviving Corporation are as follows:

     1.Cytation.com Common Stock. No Shares of Common Stock, .001 par value, of Cytation.com issued and outstanding at the effective time of the Merger shall be converted as a result of the Merger, and all of such shares shall remain issued shares of Common Stock of the Surviving Corporation.

     2.Cytation Common Stock. At the effective time of the Merger, each share of .01 par value Common Stock of Cytation issued and outstanding shall be converted into and become five and one-quarter (5.25) shares of Common Stock of the Surviving Corporation. As a result, each holder of outstanding Common Stock of Cytation shall surrender, on a five and one-quarter (5.25) share for share basis, one stock certificate of Common Stock of Cytation for five and one-quarter (5.25) shares of Cytation.com. Upon surrender to Cytation.com of one or more stock certificates for Common Stock of Cytation, each Cytation shareholder shall be entitled to receive one or more stock certificates for the full number of shares of Common Stock of Cytation.com into which the Common Stock of Cytation so surrendered shall have been converted as aforesaid together with any dividends on the Common Stock of Cytation as to which the payment date shall have occurred on or prior to the date of the surrender of said shares and the proceeds from any sale of a fractional interest in accordance with Paragraph 4 of this Article VI.

The common share allocation (the "Allocation") of the Surviving Corporation will be as follows:

8,279,711 fully diluted, common shares of Cytation.com will be issued and outstanding, inclusive of:

$2.50 Option Holders in Cytation Corporation who may exercise and purchase up to one hundred ninety-six thousand eight hundred seventy-five (196,875) shares of Cytation.com Incorporated;

$7.50 Warrant Holders in Cytation Corporation who may exercise and purchase up to four hundred thirteen thousand four hundred and twenty-two (413,422) shares of Cytation.com Incorporated;

Cytation shareholders will own 85.50% of the 8,279,711 fully diluted, common shares of Cytation.com issued and outstanding.

     3.Surrender of Cytation's Certificates. As soon as practicable after the Merger becomes effective, the Stock Certificates representing Common Stock of Cytation issued and outstanding at the time the Merger becomes effective shall be surrendered for exchange to the Surviving Corporation as above provided. Until so surrendered for exchange, each such Stock Certificate nominally representing Common Stock of Cytation shall be deemed for all corporate purposes (except for the payment of dividends, which shall be subject to the exchange of stock certificates as above provided) to evidence the ownership of the number of shares of Common Stock of the Disappearing Corporation which the holder thereof would be entitled to receive upon its surrender to the Surviving Corporation.

     4.Issuance of Shares Subsequent to Merger. As soon as practicable after the Merger becomes effective, the Surviving Corporation shall issue to the shareholders of the Disappearing Corporation, on a pro rata five and one-quarter (5.25) share basis, SIX MILLION FOUR HUNDRED SIXTY-FIVE THOUSAND THREE HUNDRED AND THIRTY-EIGHT (6,465,338) shares of Common Stock in the Surviving Corporation.

     5.Fractional Interests.   No fractional shares of Common Stock of the
Surviving Corporation or certificate or scrip representing the same shall be issued. In lieu thereof each holder of Cytation Common Stock having a fractional interest arising upon such conversion will be afforded through the transfer agent for the Common Stock, on or before the 60th day following the effective date of the Merger, or on or before such later date (but in any event not later than the 90th day following the effective date of the Merger) as the Disappearing Corporation may determine, to round up said holder's fractional interest into one full additional share of Common Stock of the Surviving Corporation. Any fractional interest with respect to which instructions shall not have been so received by the transfer agent within the prescribed period shall be canceled.

     6.Status of Common Stock. All shares of Common Stock of the Surviving Corporation into which shares of Common Stock of Cytation are converted as herein provided shall be fully paid and non-assessable and shall be issued in full satisfaction of all rights pertaining to such shares of Common Stock of Cytation.

     7.Independent Appraisal, Right to Dissent and Obtain Payment for Shares; Procedures for Protection of Dissenter's Rights. In order to establish a "fair value" for the shares of Cytation Common Stock which are paid in cash in lieu of conversion into Cytation.com Common Stock, as provided in Article VI above, the Board of Directors of Cytation shall establish the value of Cytation's stock prior to the Merger, and shall afford to such shareholders of Cytation all of the rights, and implement the procedures for protection of dissenters' rights, pursuant to the provisions of the Rhode Island General Laws (R.I.G.L. 7-1.1-27, 7-1.1-30.3, 7-1.1-65, 7-1.1-67, 7-1.1-67, 7-1.1-68
and 7-1.1-74, et seq., as amended, the terms and provisions of which are hereby incorporated by reference and made a part hereof.


ARTICLE VII

EFFECT OF THE MERGER

     At the effective time of the Merger, the Surviving Corporation shall succeed to, without other transfer, and shall possess and enjoy, all the rights, privileges, immunities, powers and franchises both of a public and a private nature, and be subject to all the restrictions, disabilities and duties of the Disappearing Corporation, and all the rights, privileges, immunities, powers and franchises of the Disappearing Corporation on whatever account, for stock subscriptions as well as for all other things in action or belonging to the Disappearing Corporation, shall be vested in the Surviving Corporation; and all property, rights, privileges, immunities, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as if it was the Disappearing Corporation, and the title to any real estate vested by deed or otherwise in the Disappearing Corporation shall not revert or be in any way impaired by reason of the Merger; provided, however, that all rights of creditors and all liens upon any property of either of said Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens at the effective time of the Merger.


ARTICLE VIII

ACCOUNTING MATTERS

     The assets and liabilities of the Disappearing Corporation as at the effective time of the Merger, shall be taken up on the books of the Surviving Corporation at the amounts of which they shall be carried at that time on the books of the Surviving Corporation. The amount of capital of the Surviving Corporation after the Merger shall be equal to the sum of the aggregate amount of the par value of the Common Stock to be issued in the Merger and of the aggregate par value of the Common Stock that will remain issued upon the Merger. The surplus of the Surviving Corporation after the Merger, including any surplus arising in the Merger, shall be available to be used for any legal purposes for which surplus may be used.


ARTICLE IX

SHAREHOLDER APPROVAL;
FILING OF CERTIFICATE AND ARTICLES OF MERGER

     This Agreement shall be submitted to the shareholders of each of the Constituent Corporations for approval. If such requisite shareholder approval is obtained, Articles of Merger in substantially the form annexed hereto as the facing and original document shall be signed, verified and delivered to the Secretary of State of the State of New York and State of Rhode Island for filing as provided by Section 904 of the New York Business Corporation Act and provisions of the Rhode Island General Laws (R.I.G.L. 7-1.1-27, 7-1.1-30.3, 7-1.1-65, 7-1.1-67, 7-1.1-67, 7-1.1-68 and 7-1.1-74, et seq..


ARTICLE X

CYTATION.COM REPRESENTS AND WARRANTS TO CYTATION AS FOLLOWS

     1.Organization, Etc. Cytation.com is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Cytation.com has corporate power to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it require qualification.

     2.Capitalization. Cytation.com's capitalization consists of ONE HUNDRED MILLION (100,000,000) authorized shares $.001 par value Common Stock, of which ONE MILLION TWO HUNDRED FOUR THOUSAND AND SEVENTY-SIX (1,204,076) shares are outstanding as of the date hereof. Each issued share is validly issued, fully paid, non-assessable and each outstanding share is entitled to one vote. Present capitalization is calculated in accordance with a recent 10:1 reverse stock split in the predecessor corporation, Stylex Homes, Inc.

     3.List of Information. Cytation.com has delivered to Cytation a list of information concerning Cytation.com and its subsidiaries dated the date hereof. The information set forth in such list and the copies of documents referred to in such list and furnished to Cytation are complete and accurate.

     4.Further Warranties and Representations:

     (a) Cytation.com has and on the closing date will have good and marketable title to all tangible/intangible assets in its records and books of account, free and clear of all liens, encumbrances and charges and except for current taxes and assessments not delinquent and liens, encumbrances and charges shown in its records and books of account which are not substantial in character or amount, and do not materially detract from the value or interfere with the use of properties subject thereto or affected thereby.

     (b) Cytation.com has and on the closing date will have good and marketable title to the machinery, equipment, merchandise, materials, supplies and other property of every kind, tangible or intangible, or shown as assets in its records and books of account, free and clear of all liens, encumbrances and charges and except for liens, encumbrances and charges, in any, which do not materially detract from the value of or interfere with the use of the properties subject thereto or affected thereby.

     (c) There are no Pending claims, all taxes imposed by the U.S. or by any foreign country or by any state, municipality, subdivision or instrumentality of the U.S. or of any foreign county or by any other taxing authority, which are due or payable by Cytation.com, and all price redetermination or renegotiation claims asserted or that may be asserted against it, have been paid in full or are adequately provided for by reserves shown in the records and books of account of Cytation.com's and will be so paid or provided for on the closing date. Cytation.com has no knowledge of any unassessed tax deficiency proposed or threatened against it.

     (d) Except for agreement described in and appended to the Disclosure Schedule, none of which materially and adversely affects the earnings, business, properties, or assets of Cytation.com, Cytation.com is not a party to:

          (1)any sales agency agreement not subject to termination without liability on notice of sixty (60) days or less;

          (2)any pension, retirement or profit sharing plan or agreement not cancelable within sixty (60) days without liability;

          (3)any management or consultation agreement not terminable at will without liability;

          (4)any union agreement or loan agreement;

          (5)any contract, accepted order or commitment for the purchase of materials, products or supplies having a total contract price in excess of $500,000; or

          (6)any other agreement which materially affects the business, properties or assets of Cytation.com's, or which was entered into other than in the ordinary and usual course of business.

Adequate reserves will be provided and set up on the books of account of Cytation.com, and will continue to be so provided and set up throughout the expansion of the project, for any contract, order or commitment expected to be performed.

      (e) Cytation.com is enjoying and on the closing date will enjoy good working relationships under all of the Agreements, dealer, sales representation and other agreements necessary to the normal operation of its business. All or substantially all of the real and personal properties used in the business of Cytation.com are and on the closing date will be in good and operable condition. Cytation.com is adequately insured with respect to risks normally insured against by companies similarly situated. The "Disclosure Schedule" shall contain a list, and be accompanied by copies, of all existing insurance policies of Cytation.com's, including but not limited to group insurance and pension plans. All such policies are in full force and effect.

     The Disclosure Schedule shall also contain a list of all claims for insured losses filed by Cytation.com during the three (3) year period immediately preceding the date of this Agreement, including but not limited to workmen's compensation, automobile and general and product liability.

     5.Litigation and Proceedings. There is no suit, action or legal or administrative proceeding pending, or to the knowledge of Cytation.com threatened, against it or any of its consolidated subsidiaries, which, if adversely determined, might materially and adversely affect the financial condition of Cytation.com or the conduct of its businesses nor is there any decree, injunction or order of any court, governmental department or agency outstanding against Cytation.com or any of its consolidated subsidiaries having any such effect.

     6.Material Contracts. Cytation.com is not in default in any material respect under the terms of any material outstanding contract, agreement, lease or other commitment.

     7.No Conflict with Other Instruments. At the effective time of the Merger, the consummation of the transactions contemplated by this Plan will not result in the breach of any term or provision of or constitute a default under any indenture, mortgage, deed of trust or other material agreement or instrument to which Cytation.com or any of its subsidiaries is a party.

     8.Governmental Authorizations. Cytation.com has all licenses, franchises, permits and other governmental authorizations which are valid and sufficient for all businesses presently carried on by Cytation.com and its consolidated subsidiaries.

     9.Exchange Act of 1934, Section 12 Reporting. Up to the effective time of the Merger, Cytation.com will currently maintain a published bid (not less than one [1] market maker] and ask on NASDAQ's Over-the-Counter Bulletin Board ("OTC:BB"), under the trading symbol OTC:BB "CYTA" or "CYTS". In addition, Cytation.com will conduct its operations according to its ordinary and usual course of business consistent with past practices and obligations with respect to its current status as a fully reporting company pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") and will be current with respect to having filed all reports required to be filed pursuant to
Section 12, 13 and 16 of the Exchange Act.


ARTICLE XI

CYTATION'S REPRESENTATIONS AND WARRANTIES

     Cytation represents and warrants to Cytation.com, as follows:

     1.Organization. Cytation is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island. Cytation has corporate power to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it require qualification.

     2.Capitalization. Cytation's capitalization consists of ONE MILLION FIVE HUNDRED THOUSAND (1,500,000) authorized shares of Common Stock, $.01 par value, of which ONE MILLION TWO HUNDRED THIRTY-ONE THOUSAND FOUR HUNDRED AND NINETY-THREE (1,231,493) shares are issued and outstanding as of the date hereof. Each issued share is validly issued, fully paid, non-assessable and each outstanding share is entitled to one vote.

     3.Shares to be Issued. At the effective time of the Merger, each share of no par value Common Stock of Cytation issued and outstanding shall be converted into and become five and one-quarter (5.25) shares of Common Stock of the Surviving Corporation. As a result, each holder of outstanding Common Stock of Cytation shall surrender, on a five and one-quarter (5.25) share for share basis, one stock certificate of Common Stock of Cytation for five and one-quarter (5.25) shares of Cytation.com. Upon surrender to Cytation.com of one or more stock certificates for Common Stock of Cytation.com, each Cytation shareholder shall be entitled to receive one or more stock certificates for the full number of shares of Common Stock of Cytation.com into which the Common Stock of Cytation so surrendered shall have been converted as aforesaid together with any dividends on the Common Stock of Cytation as to which the payment date shall have occurred on or prior to the date of the surrender of said shares and the proceeds from any sale of a fractional interest in accordance with Paragraph 4 of this Article VI.

     4.Financial Statements. Cytation has delivered to Cytation.com copies of its unaudited consolidated balance sheet as at December 31, 1998, and related statements of consolidated earnings and earnings retained in the business for the fiscal year ended on such date, in each case including the notes thereto. All of such financial statements are true and complete and have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated, except as otherwise indicated in the notes thereto. Each of such balance sheets presents a true and complete statement as of its date of the corporation's financial condition and assets and liabilities subject to year-end adjustments. Except as and to the extent reflected or reserved against therein (including the notes thereto), Cytation did not have, as of the date thereof, any liabilities or obligations (whether accrued, absolute, contingent or otherwise) of a nature customarily reflected in a consolidated corporate balance sheet or the notes thereto, prepared in accordance with generally accepted accounting principles. Each of such statements of earnings and earnings retained in the business presents a true and complete statement of the results of operations of Cytation for the period indicated.

     5.Further Warranties and Representations:

          (a) Cytation has and on the closing date will have good and marketable title to all tangible/intangible assets in its records and books of account, free and clear of all liens, encumbrances and charges and except for current taxes and assessments not delinquent and liens, encumbrances and charges shown in its records and books of account which are not substantial in character or amount, and do not materially detract from the value or interfere with the use of properties subject thereto or affected thereby.

          (b) Cytation has and on the closing date will have good and marketable title to the machinery, equipment, merchandise, materials, supplies and other property of every kind, tangible or intangible, or shown as assets in its records and books of account, free and clear of all liens, encumbrances and charges and except for liens, encumbrances and charges, in any, which do not materially detract from the value of or interfere with the use of the properties subject thereto or affected thereby.

          (c) There are no Pending claims, all taxes imposed by the U.S. or by any foreign country or by any state, municipality, subdivision or instrumentality of the U.S. or of any foreign country or by any other taxing authority, which are due or payable by Cytation, and all price redetermination or renegotiation claims asserted or that may be asserted against it, have been paid in full or are adequately provided for by reserves shown in the records and books of account of Cytation and will be so paid or provided for on the closing date. Cytation has no knowledge of any unassessed tax deficiency proposed or threatened against it.

          (d) Except for agreement described in and appended to the Disclosure Schedule, none of which materially and adversely affects the earnings, business, properties, or assets of Cytation, Cytation is not a party to:

               (1)any sales agency agreement not subject to termination without liability on notice of sixty (60) days or less;

               (2)any pension, retirement or profit sharing plan or agreement not cancelable within sixty (60) days without liability;

               (3)any union agreement or loan agreement;

               (4)any contract, accepted order or commitment for the purchase of materials, products or supplies having a total contract price in excess of $5,000; or

               (5)any other agreement which materially affects the business, properties or assets of Cytation, or which was entered into other than in the ordinary and usual course of business.

Adequate reserves will be provided and set up on the books of account of Cytation, and will continue to be so provided and set up throughout the expansion of the project, for any contract, order or commitment expected to be performed.

      (e) Cytation is enjoying and on the closing date will continue to enjoy good working relationships under all Franchise Relationships, dealer, sales representation and other agreements necessary to the normal operation of its business. All or substantially all of the real and personal properties used in the business of Cytation are and on the closing date will be in good and operable condition. Cytation is adequately insured with respect to risks normally insured against by companies similarly situated. The Disclosure Schedule shall contain a list, and be accompanied by copies, of all existing insurance policies of Cytation, including but not limited to group insurance and pension plans. All such policies are in full force and effect. The Disclosure Schedule shall also contain a list of all claims for insured losses filed by Cytation during the three (3) year period immediately preceding the date of this Agreement, including but not limited to workmen's compensation, automobile and general and product liability.

     6.Absence of Certain Charges or Events. From January 1, 1999 to the date hereof, there has not been:

          (i) Any change in the corporate status, businesses, operations or financial condition of Cytation, other than changes in the ordinary course of business.

          (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to Cytation's Common Stock; or any purchase, redemption or acquisition of such stock by Cytation, other than the contingent issuance of seventy-five thousand (75,000) Common shares to Brennan Dyer & Company, Limited Liability Company in connection with consulting and advisory services rendered to Cytation; and

          (iii) any other event or condition of any character which has materially and adversely affected the corporate status, businesses, operations or financial condition of Cytation and its consolidated subsidiaries taken as a whole.

     7.Litigation and Proceedings. There is no suit, action or legal or administrative proceeding pending, or to the knowledge of Cytation threatened, against it or any of its consolidated subsidiaries, which, if adversely determined, might materially and adversely affect the financial condition of Cytation and its consolidated subsidiaries or the conduct of their businesses nor is there any decree, injunction or order of any court, governmental department or agency outstanding against Cytation or any of its consolidated subsidiaries having any such effect.

     8.Material Contracts. Cytation is not in default in any material respect under the terms of any material outstanding contract, agreement, lease or other commitment.

     9.No Conflict with Other Instruments. At the effective time of the Merger, the consummation of the transactions contemplated by this Plan will not result in the breach of any term or provision or constitute a default under any indenture, mortgage, deed of trust or other material agreement or instrument to which Cytation or any of its subsidiaries is a party.

     10.Governmental Authorizations. Cytation and each of its consolidated subsidiaries have all licenses, franchises, permits and other governmental authorizations which are valid and sufficient for all businesses presently carried on by Cytation and its consolidated subsidiaries.

     11.Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Cytation directly with Richard A. Fisher, and without the intervention of any other person.


ARTICLE XII

CONDUCT OF BUSINESSES PENDING THE MERGER

     From and after the date of this Agreement and prior to the effective time of the Merger, neither of the Constituent Corporations will, without the prior written consent of the other:

     1.Amend its Certificate of Incorporation or By-Laws except, in the case as may be necessary to enable them to carry out the provisions of this Agreement;

     2.Engage in any material activity or transaction or incur any material obligation (by contract or otherwise) except in the ordinary course of business;

     3.Issue rights or options to purchase or subscribe to any shares of its capital stock or subdivide or otherwise change any such shares;

     4.Issue or sell any shares of its capital stock or securities convertible into shares of its capital stock, other than the contingent issuance of seventy-five thousand (75,000) $.01 par value Common shares of Cytation to Brennan Dyer & Company, Limited Liability Company in connection with consulting and advisory services rendered to Cytation; or

     5.Declare or pay any dividends on or make any distributions in respect of any shares of its capital stock.

     6.From and after the date of this Agreement and prior to the effective time of the Merger, Cytation will use its best efforts to preserve its business organizations; to keep available to Cytation.com the services of Cytation's present officers and employees; and to preserve for Cytation.com the goodwill of Cytation's suppliers, customers and others having business relations with any of them. During the same period, Cytation will not put into effect any material increase in the compensation or other benefits applicable to officers or other key personnel.


ARTICLE XIII

ADDITIONAL AGREEMENTS

     The Constituent Corporations further agree as follows:

     1.Access and Information. Cytation.com and Cytation hereby agree that each will give to the other and to the other's accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Merger to all of its properties, books, contracts, commitments and records, and that each will furnish the other during such period with all such information concerning its affairs as such other party may reasonably request. In the event of the termination of this Agreement each party will deliver to the other all documents, work papers and other material obtained from the other relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, and will use its best efforts to have any information so obtained and not heretofore made public kept confidential.

     2.Expenses. Upon a termination of this Agreement as provided in Section C of Article XIV hereof, each party will pay all costs and expenses of its performance of and compliance with all agreements and conditions contained herein to be performed or complied with, including fees, expenses and disbursements of its accountants and control.

     3.Further Assurances. If at any time the Disappearing Corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Disappearing Corporation, the title to any property or rights of Cytation acquired or to be acquired by or as a result of the Merger, the proper officers and directors of Cytation.com and the Disappearing Corporation, respectively, shall be and they hereby are severally and fully authorized to execute and deliver such proper deeds, assignments and assurances in law and take such other action as may be necessary or proper in the name of Cytation.com or the Disappearing Corporation to vest, perfect or confirm title to such property or rights in the Disappearing Corporation and otherwise carry out the purposes of this Agreement.


ARTICLE XIV

CONDITIONS PRECEDENT; TERMINATION; GENERAL PROVISIONS

     Conditions Precedent to Cytation.com's Obligations. The obligations of Cytation.com to effect the Merger shall be subject to the following conditions (which may be waived in writing by Cytation):

     1.The representations and warranties of Cytation.com's herein contained shall be true as of and at the effective time of the Merger with the same effect as though made at such time; Cytation.com shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the effective time of the Merger; and Cytation.com shall have delivered to Cytation a certificate, dated the effective date of the Merger and signed by its President or one of its Vice Presidents and its Secretary or one of its Assistant Secretaries, to such effect.

     2.No material changes in the corporate status, businesses, operations or financial condition of Cytation.com, and its consolidated subsidiaries shall have occurred since January 1, 1999 (whether or not covered by insurance), other than changes in the ordinary course of business, none of which has been materially adverse in relation to Cytation.com and its subsidiaries, taken as a whole, and no other event or condition of any character shall have occurred or arisen since that date which shall have materially and adversely affected the corporate status, businesses, operations or financial condition of Cytation.com, and its subsidiaries, taken as a whole.


     3.Cytation.com shall have received such written consents and confirmations (or opinions of counsel to the effect that such consents or confirmations are not required), as it may reasonably request to the effect that the Disappearing Corporation will succeed upon consummation of the Merger to all of Cytation.com's right, title and interest in and to its material contracts, agreements, leases and other commitments and that the Disappearing Corporation shall possess and enjoy all material licenses, franchises, permits and other governmental authorizations possessed by Cytation.com at the date hereof.

     Conditions Precedent to Cytation's Obligations. The obligations of Cytation to effect the Merger shall be subject to the following conditions (which may be waived in writing by Cytation.com):

     1.The representations and warranties of Cytation herein contained shall be true as of and at the effective time of the Merger with the same effect as though made at such time; Cytation shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the effective time of the Merger; and Cytation shall have delivered to Cytation.com a Certificate, dated the effective date of the Merger; and signed by its Chairman of the Board and President or one of its Vice Presidents and its Secretary or one of its Assistant Secretaries, to such effect.

     2.No material change in the corporate status, businesses, operations or financial condition of Cytation and its consolidated subsidiaries shall have occurred since January 1, 1999, (whether or not covered by insurance), other than changes in the ordinary course of business, and no other event or condition of any character shall have occurred or arisen since that date which shall have materially and adversely affected the corporate status, businesses, operations or financial condition of Cytation and its consolidated subsidiaries, taken as a whole.

     Termination and Abandonment. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time before the effective time of the Merger, whether before or after adoption or approval of this Agreement by the Directors of the Constituent Corporations under any one or more of the following circumstances:

     1.By the mutual consent of the Boards of Directors of the Constituent Corporations;

     2.By Cytation if, prior to the effective time of the Merger, the conditions set forth in Paragraphs 1 through 5, inclusive, of Section A of this Article XIV shall not have been met;

     3.By Cytation.com if, prior to the effective time of the Merger, the conditions set forth in Paragraphs 1 and 2 inclusive of Section B of this
Article XIV shall not have been met;

     4.By either of the Constituent Corporations if any action or proceeding before any court or other governmental body or agency shall have been instituted or threatened to restrain or prohibit the Merger and such Constituent Corporation deem it advisable to proceed with the Merger; or

     5.By either of the Constituent Corporations if the Certificate of Merger shall not have been filed as provided in Article II hereof on or before March 1, 1999.

     Upon any such termination and abandonment, neither party shall have any liability or obligation hereunder to the other.

     General. The headings in this Agreement shall not affect in anyway its meaning or interpretation. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Amendments. Any of the terms or conditions of this Agreement may be modified or waived at any time before the effective time of the Merger by the party which is, or the shareholders of which are, entitled to the benefit thereof upon the authority of the Board of Directors of such party, provided that any such modification or waiver shall in the judgment of the party making it not affect substantially or materially or adversely the benefits to such party or its shareholders intended under this Agreement.

     IN WITNESS WHEREOF, this Agreement has been signed by the Chairman or President of each of the Constituent Corporations and each of the Constituent Corporations has caused its corporate seal to be hereunto affixed and attested by the signature of its Secretary or an Assistant Secretary, all as of the day and year first above written.


                                       CYTATION.COM INCORPORATED,
                                       a New York corporation
ATTEST:

                                       /s/ Jerry Cole

_____________________________          __________________________________
                  , Secretary          JERRY COLE, Chairman




                                       CYTATION CORPORATION,
                                       a Rhode Island corporation:

                                       /s/ Richard A. Fisher
                                       __________________________________
                                       RICHARD A. FISHER, Chairman